EXHIBIT 99.9

Program: Washington Mutual Mortgage Securities Corp. sponsor of prior securitized pools of adjustable rate residential mortgage loans which negatively amortize to the MTA or LIBOR index  (non-traditional or "alternative A" underwriting standards) for which it or WaMu Acceptance Corp. acted as depositor in a registered transaction

Delinquency, Loss and Foreclosure Experience by Transaction (designations keyed to symbols published by Bloomberg L.P.)

Series Designation for Prior Securitized Pool:	WMALT 06-AR2		WMALT 06-AR1		WMALT 05-AR1
	(Pool Cut-off Date: 03/28/06)		(Pool Cut-off Date: 01/27/06)		(Pool Cut-off Date: 11/29/05)

	By Number of	By Dollar Amount of	By Number of	By Dollar Amount of	By Number of	By Dollar Amount of
	Mortgage Loans	Mortgage Loans	Mortgage Loans	Mortgage Loans	Mortgage Loans	Mortgage Loans

01/01/2006-03/31/2006
Total Mortgage Loans at Beginning of Period	2,353	$925,491,847.74	1,639	$735,107,026.26	1,114	$443,669,568.19
Total Mortgage Loans at End of Period	2,340	$921,530,447.74	1,563	$695,745,376.02	1,070	$429,083,149.18
Period of Delinquency for Mortgage Loans at End of Period(1):
30-59 Days	7	$3,193,963.09	51	$22,513,741.92	17	$5,667,745.00
60-89 Days	0	$0.00	3	$934,814.99	0	$0.00
90-119 Days	0	$0.00	0	$0.00	0	$0.00
120 Days or More	0	$0.00	0	$0.00	0	$0.00
Total Delinquent Mortgage Loans at End of Period	7	$3,193,963.09	54	$23,448,556.91	17	$5,667,745.00
Delinquency Rate (2)	0.30%	0.35%	3.45%	3.37%	1.59%	1.32%
Foreclosure at End of Period (3)	0	$0.00	0	$0.00	1	$626,487.25
Foreclosure Ratio (4)	0.00%	0.00%	0.00%	0.00%	0.09%	0.15%
REO at End of Period (3)	0	$0.00	0	$0.00	0	$0.00
REO Ratio (4)	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Aggregate Gross Losses (5)		$0.00		$0.00		$0.00
Aggregate Subsequent Recoveries/Losses (6)		$0.00		$0.00		$0.00
Aggregate Net Losses (7)		$0.00		$0.00		$0.00
Average Net Loss (8)		$0.00		$0.00		$0.00
Aggregate Net Loss Ratio (9)		0.00%		0.00%		0.00%
Cumulative Aggregate Net Loss Ratio (10)		0.00%		0.00%		0.00%
Prepayment Ratio (11)		0.69%		6.03%		4.02%
Cumulative Prepayment Ratio (12)		0.69%		6.03%		5.16%

10/01/2005-12/31/2005
Total Mortgage Loans at Beginning of Period					1,123	$447,013,954.22
Total Mortgage Loans at End of Period					1,114	$443,669,568.19
Period of Delinquency for Mortgage Loans at End of Period(1):
30-59 Days					71	$27,372,780.06
60-89 Days					5	$1,774,663.71
90-119 Days					0	$0.00
120 Days or More					0	$0.00
Total Delinquent Mortgage Loans at End of Period					76	$29,147,443.77
Delinquency Rate (2)					6.82%	6.57%
Foreclosure at End of Period (3)					0	$0.00
Foreclosure Ratio (4)					0.00%	0.00%
REO at End of Period (3)					0	$0.00
REO Ratio (4)					0.00%	0.00%
Aggregate Gross Losses (5)						$0.00
Aggregate Subsequent Recoveries/Losses (6)						$0.00
Aggregate Net Losses (7)						$0.00
Average Net Loss (8)						$0.00
Aggregate Net Loss Ratio (9)						0.00%
Cumulative Aggregate Net Loss Ratio (10)						0.00%
Prepayment Ratio (11)						1.17%
Cumulative Prepayment Ratio (12)						1.17%